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                                   EXHIBIT 99


DCB FINANCIAL CORP.
                                                                            NEWS
                                                                         RELEASE


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FOR IMMEDIATE RELEASE                       CONTACT:
Wednesday, December 12, 2001                John A. Ustaszewski
                                            Chief Financial Officer
                                            (740) 657-7000



                      DCB FINANCIAL CORP. ANNOUNCES REDUCED
                       FOURTH QUARTER EARNINGS (UNAUDITED)


DELAWARE, OHIO - DCB Financial Corp. (OTC: DCBF) announced today that it expects earnings for the quarter ending December 31, 2001 to approximate $600,000, and earnings for the year ending December 31, 2001 to approximate $4,400,000. This represents a decrease of 43.1% compared to the fourth quarter of 2000, and a decrease of 4.8% compared to the year ended December 31, 2000.

The anticipated reduction in earnings for the quarter stems from additional noninterest expenses of approximately $1,200,000 in the fourth quarter, primarily representing noncash accounting charges for changed estimates in the valuation of certain prepaid expenses and other assets, and the disposition of fixed assets.

Before these charges, the Company's earnings for the fourth quarter would have approximated $1,400,000, with record earnings for the year of approximately $5,200,000, an increase of 32.7% over the fourth quarter of 2000 and 12.4% over the year ended December 31, 2000.

Larry D. Coburn, President and Chief Executive Officer, explained, "After thoroughly reviewing certain fixed and other asset accounts, we are taking a conservative approach to accurately reflect the remaining value of these asset amounts on the balance sheet. We have a high level of confidence in the strength of our financial reporting, and we are excited about the prospects for the Company in 2002."
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ABOUT DCB FINANCIAL CORP.

DCB Financial Corp. operates as holding company for The Delaware County Bank & Trust, a $500 million full service community bank that operates 16 banking centers in Delaware, Franklin and Union counties, Ohio.


FORWARD-LOOKING STATEMENTS

This news release may be deemed to include forward-looking statements such as statements relating to financial goals and business outlook. Actual results could differ materially from those indicated by these statements due to a variety of factors, including those related to the economic environment in the market areas in which the Company operates, credit risk management, asset/liability management and the availability of and costs associated with sources of liquidity.